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FOR IMMEDIATE RELEASE                                CONTACT: Stephen L. DeMaria
                                                                  (510) 274-0700



                         FIBREBOARD TO ACQUIRE NORANDEX
             RESIDENTIAL BUILDING MATERIALS MANUFACTURER/DISTRIBUTOR


     (WALNUT CREEK, CALIFORNIA, July 27, 1994)--Fibreboard Corporation (AMEX:FBD) today announced an agreement in principle to acquire Norandex, Inc., one of the nation's leading manufacturers and distributors of residential exterior building products for both the new construction and remodeling industries.

     Fibreboard said it will pay between $110 million and $120 million in cash for Norandex, which had 1993 sales of approximately $200 million and pre-tax operating income between $15 million and $20 million.

     Fibreboard Chairman and Chief Executive Officer, John D. Roach, said, "We are excited to announce this significant step forward in our plan to enhance earnings through strategic acquisitions. As a nationally known building products manufacturer, Norandex is an ideal extension of Fibreboard's current industrial and wood products businesses. Norandex has outstanding people producing a quality product. We look forward to welcoming them to the Fibreboard family."

     Headquartered near Cleveland, Ohio, Norandex manufactures vinyl siding products in North Carolina and distributes these and a wide variety of other residential building products in 23 states through 70 company-owned distribution centers. The company, which has 745 employees, is a subsidiary of Noranda Aluminum, Inc.

     Roach further commented, "Norandex is a low-cost producer of vinyl siding, a product which continues to

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displace other materials as the product of choice for exterior siding in both residential remodeling and new construction. Norandex has in place a strong management team and distribution network which has a track record of achieving growth in both sales and earnings."

     "We are particularly pleased with the quality and expansion capacity of Norandex's manufacturing facility in Claremont, North Carolina. Equally important, Norandex's geographically diverse and profitable distribution centers are a solid platform for sales of other building products including windows, aluminum siding and building accessories."

     "Our banks have already indicated support for this major acquisition. This transaction, which is subject to regulatory approval and completion of due diligence, is expected to close before the end of the third quarter," Roach concluded.

     Fibreboard, headquartered in Walnut Creek, California, owns approximately 80,000 acres of timberland in the Sierra Nevada mountains. The company manufactures lumber, hardwood plywood, moulding and millwork, precision molded industrial insulation and fireproofing materials. Its Resort Operations Group owns and operates Northstar-at-Tahoe, an all-season resort featuring skiing, golf and conference facilities, and Sierra-at-Tahoe, a day ski facility, both located near Lake Tahoe.